Exhibit 99.1

Wheeler Real Estate Investment Trust, Inc. Appoints M. Andrew Franklin as Chief Executive Officer and President

Virginia Beach, VA – October 12, 2021 – Effective today, Wheeler Real Estate Investment Trust, Inc. (the “Company” or “Wheeler”) (NASDAQ: WHLR) announces the appointment of M. Andrew Franklin to the role of Chief Executive Officer and President.

Mr. Franklin was previously interim Chief Executive Officer, a position he held since July 2021. Prior to Mr. Franklin’s role as interim Chief Executive Officer, he was the Company’s Chief Operating Officer since February 2018, Senior Vice President of Operations since January 2017, and Senior Vice President of Asset Management since October 2015. Mr. Franklin joined Wheeler in June 2014 as an Asset Manager.

“The board of directors is pleased to recognize Andy’s significant contributions to the Company and we are confident that under his stewardship Wheeler will continue in its ongoing efforts to improve the Company’s capital structure and execute upon growth and strategic opportunities available to it,” said Stefani Carter, Chair of the Company’s board of directors.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Please visit: www.whlr.us.

Contact Details

Investor Relations

Mary Jensen

+1 757-627-9088

mjensen@whlr.us